WesBanco, Inc. to Host 2023 Third Quarter Earnings Conference Call and Webcast on Thursday, October 26th

Wheeling, WVa., October 3, 2023 – WesBanco, Inc. (Nasdaq:WSBC), a diversified, multi-state bank holding company, announced today it will host a conference call at 3:00 p.m. ET on Thursday, October 26, 2023. Jeffrey H. Jackson, President and Chief Executive Officer, and Daniel K. Weiss, Jr., Executive Vice President and Chief Financial Officer, will review financial results for the third quarter of 2023. Results for the quarter are expected to be released after the market close on Wednesday, October 25, 2023.

Interested parties can access the live webcast of the conference call through the Investor Relations section of the Company's website, www.wesbanco.com. Participants can also listen to the conference call by dialing 888-347-6607, 855-669-9657 for Canadian callers, or 412-902-4290 for international callers, and asking to be joined into the WesBanco call. Please log in or dial in at least 10 minutes prior to the start time to ensure a connection.

A replay of the conference call will be available by dialing 877-344-7529, 855-669-9658 for Canadian callers, or 412-317-0088 for international callers, and providing the access code of 5727200. The replay will begin at approximately 5:00 p.m. ET on October 26, 2023 and end at 12 a.m. ET on November 9, 2023. An archive of the webcast will be available for one year on the Investor Relations section of the Company’s website (www.wesbanco.com).

About WesBanco, Inc.

Founded in 1870, Wesbanco, Inc. is a diversified and balanced financial services company that delivers large bank capabilities with a community bank feel. Our distinct long-term growth strategies are built upon unique sustainable advantages permitting us to span six states with meaningful market share. The company’s banking subsidiary, Wesbanco Bank, Inc., operates more than 190 financial centers in the states of Indiana, Kentucky, Maryland, Ohio, Pennsylvania, and West Virginia. Built upon our ‘Better Banking Pledge’, our customer-centric service culture is focused on growing long-term relationships by pledging to serve all personal and business customer needs efficiently and effectively. In addition to a full range of online and mobile banking options and a full-suite of commercial products and services, the company provides trust, wealth management, securities brokerage, and private banking services through its century-old Trust and Investment Services department, with approximately $5.1 billion of assets under management (as of June 30, 2023). The company also offers insurance and brokerage services through its affiliates and subsidiaries. Learn more at www.wesbanco.com and follow us on Facebook, LinkedIn and X, formerly Twitter).

SOURCE: WesBanco, Inc.

WesBanco Company Contact:

John H. Iannone

Senior Vice President, Investor Relations

304-905-7021

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